UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2011

CHARMING SHOPPES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	000-07258	23-1721355
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3750 STATE ROAD, BENSALEM, PA	19020
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (215) 245-9100

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 9, 2011, Charming Shoppes, Inc. (“CSI”) approved a compensation arrangement (the “Agreement”) with MaryEllen MacDowell (“MacDowell”), the president of CSI's Fashion Bug Division and a named executive officer, related to CSI's announcement of the planned divestiture of the Fashion Bug Division ("Fashion Bug"). The arrangement is intended to encourage the retention of MacDowell during the transition and provide an incentive for her active participation in the successful divestiture of Fashion Bug. The material terms of the arrangement are as follows:

1.
Retention. MacDowell will receive a retention bonus of $125,000 if (a) MacDowell maintains continuous employment with Fashion Bug through the earlier of April 1, 2012 or the date of closing on the sale of Fashion Bug (the “Closing Date”), or (b) Fashion Bug terminates MacDowell's employment without cause prior to the earlier of April 1, 2012 or the Closing Date. Cause is defined to include, among other things, violation of Fashion Bug's policies and failure to satisfactorily perform MacDowell's duties.

2.
Project Success Incentive. If the Closing Date occurs on or before April 1, 2012 and MacDowell maintains continuous employment with Fashion Bug through the Closing Date, MacDowell will receive a Project Success Incentive of $250,000.

3.
Additional Incentive. If Fashion Bug is sold and MacDowell is employed by Fashion Bug on the Closing Date, special vesting provisions will apply under the Charming Shoppes, Inc. 2004 Stock Award and Incentive Plan and 2010 Stock Award and Incentive Plan and the agreements evidencing the grants or awards thereunder (collectively, the “2004 and 2010 Plans”). Because Fashion Bug would no longer be affiliated with CSI after the sale, all individuals employed by Fashion Bug on the Closing Date would be considered to have an “involuntary termination of employment” on the Closing Date for purposes of the 2004 and 2010 Plans. For some awards under the 2004 and 2010 Plans, involuntary termination of employment accelerates vesting in part. Depending on when the Closing Date occurs, these special vesting provisions may or may not provide for additional partial vesting of awards. The additional incentive payment under the Agreement is a cash payment that is intended to make-up for MacDowell's awards that would not otherwise vest in accordance with their terms as a result of the sale of Fashion Bug and MacDowell's resultant involuntary termination of employment. Under the Agreement, if the Closing Date occurs on or before April 1, 2012 and MacDowell maintains continuous employment with Fashion Bug through the Closing Date, MacDowell will be entitled to the following additional cash payments (the “Additional Incentive”):

a.
With respect to all unvested Stock Appreciation Rights (“SARS”) which will not vest under the terms of MacDowell's SARS agreements as a result of the sale of Fashion Bug, Fashion Bug will pay MacDowell an amount equal to the number of such SARS multiplied by the positive difference, if any, between (x) the closing price of CSI stock on the second trading day after the public announcement of the transaction closing and (y) the base price (strike price) of such SARS.

b.
With respect to all unvested Restricted Stock Units (“RSUS”) which will not vest under the terms of MacDowell's RSU agreements as a result of the sale of Fashion Bug, Fashion Bug will pay MacDowell an amount equal to (x) the number of such RSUS multiplied by (y) the closing price of CSI stock on the second trading day occurring after the public announcement of the transaction closing.

c.	With respect to all unpaid Long Term Incentive Plan (“LTIP”) cash payments which have not vested as of the Closing Date, Fashion Bug will pay MacDowell an amount equal to such LTIP cash.

If the Closing Date does not occur on or before April 1, 2012, or MacDowell's employment is terminated prior to the Closing Date, she will not be entitled to the Additional Incentive, and her SARS, RSUS, and LTIP cash payments will continue to be governed in accordance with their terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARMING SHOPPES, INC.
(Registrant)

Date:	December 13, 2011	/S/ ERIC M. SPECTER
Eric M. Specter
Executive Vice President
Chief Financial Officer

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